Exhibit 99.2

UNLISTED CUSIP No.: 631105AA1

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

dated as of May 19, 2006

Amending and Restating the

TERM LOAN CREDIT AGREEMENT

dated as of April 11, 2006

among

THE NASDAQ STOCK MARKET, INC.,

as Borrower,

NIGHTINGALE ACQUISITION LIMITED,

as Additional Borrower,

The Lenders Party Hereto

and

BANC OF AMERICA BRIDGE LLC,

as Administrative Agent

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

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-ii-

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SCHEDULES:

Schedule 1.03	-	Mortgaged Property

Schedule 1.04	-	Investment Policy

Schedule 1.05	-	Restructuring

Schedule 1.06	-	Excluded Subsidiaries

Schedule 2.01	-	Commitments

Schedule 3.05	-	Real Property

Schedule 3.06	-	Disclosed Matters

Schedule 3.12	-	Subsidiaries

Schedule 6.01	-	Existing Indebtedness and Preferred Stock

Schedule 6.02	-	Existing Liens

Schedule 6.04	-	Existing Investments

Schedule 6.09	-	NASD Transactions

Schedule 6.10	-	Existing Restrictions

Schedule 9.01	-	Administrative Agent’s Office

Schedule 9.04	-	Processing and Recordation Fees

EXHIBITS:

Exhibit A	-	Form of Assignment and Assumption

Exhibit B	-	Form of Affirmation and Consent

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AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT dated as of May 19, 2006 (this “Amended and Restated Tranche C Credit Agreement”), among THE NASDAQ STOCK MARKET, INC., a Delaware corporation (the “Borrower”), NIGHTINGALE ACQUISITION LIMITED, a company incorporated under the laws of England and Wales (the “Additional Borrower” and, together with the Borrower, the “Borrowers”), the LENDERS party hereto, and BANC OF AMERICA BRIDGE LLC, as Administrative Agent.

The Borrowers requested that the Lenders continue to extend credit in the form of Tranche C Term Loans such that the aggregate Tranche C Exposure will not exceed $434,800,000 at any time, which will be fully borrowed as of the Restatement Effective Date.

On the Effective Date, the Borrower delivered the certificate set forth in Section 4.01(d) and the initial credit extension to the Borrower under the Original Tranche C Credit Agreement was consummated. The proceeds of the Tranche C Term Loans were used to consummate an LSE Equity Acquisition and pay related fees and expenses. Substantially concurrently with the execution of the Original Tranche C Credit Agreement, the Borrower entered into the Original Credit Agreement.

The Borrower, the Lenders party thereto and the Administrative Agent originally entered into that certain Tranche C Credit Agreement dated as of April 11, 2006 (the “Original Tranche C Credit Agreement”) and are entering into this Amended and Restated Tranche C Credit Agreement in order to amend and restate the Original Tranche C Credit Agreement in its entirety. The Borrower has substantially concurrently herewith entered into the Amended and Restated Credit Agreement.

The Borrower, the Lenders party thereto and the Administrative Agent intend that (a) all obligations of the parties under the Original Tranche C Credit Agreement shall continue to exist under and be evidenced by this Amended and Restated Tranche C Credit Agreement and the other Loan Documents; and (b) except as expressly stated herein or amended hereby, the Original Tranche C Credit Agreement and the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations; it being understood that it is the intent of the parties hereto that this Amended and Restated Tranche C Credit Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Original Tranche C Credit Agreement or evidence payment of all or any of such obligations and liabilities and such rights, obligations and liabilities shall continue and remain outstanding, and that this Amended and Restated Tranche C Credit Agreement amends and restates in its entirety the Original Tranche C Credit Agreement.

The Lenders are willing to amend and restate the Original Tranche C Credit Agreement and continue to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.

“Acquisition” means the acquisition by the Borrower of Instinet Group Incorporated pursuant to the Merger Agreement, which occurred on December 8, 2005.

“Acquisition Documents” means the Merger Agreement, the VAB Transaction Agreement, the VAB Commitment Letters, all other agreements entered into in connection with the Acquisition or the VAB Sale and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.

“Additional Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Additional Borrower Intercompany Loan” has the meaning set forth in Section 6.01(a)(iv).

“Additional Subordinated Debt” means unsecured Indebtedness of the Borrower that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of (i) in the case of convertible Indebtedness, changes in control on terms that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance or (ii) in the case of other Indebtedness, asset sales and changes in control on terms that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance) prior to the date that is 180 days after the Tranche C Maturity Date, (b) contains subordination provisions and, if Guaranteed, Guarantee release provisions, in each case that are determined in good faith by senior management of the Borrower to be market terms on the date of issuance, (c) contains covenants and events of default that (i) in the case of convertible Indebtedness, are not less favorable to the Lenders than the comparable terms of the Convertible Notes as determined in good faith by senior management of the Borrower or (ii) in the case of other Indebtedness, are determined in good faith by senior management of the Borrower to be market terms on the date of issuance, provided that such covenants and events of default are not materially more restrictive than the covenants and events of default contained in this Agreement (as determined in good faith by senior management of the Borrower) and do not require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions, (d) bears interest at a fixed rate that is a market rate of interest on the date of issuance of such Indebtedness as determined by the Borrower’s board of directors in good faith and (e) at the option of the Borrower, may contain market optional redemption provisions.

“Administrative Agent” means Banc of America Bridge LLC, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 5% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Affirmation and Consent” has the meaning assigned to such term in Section 4.03.

“Agreement” means the Original Tranche C Credit Agreement as amended and restated in its entirety by this Amended and Restated Tranche C Credit Agreement.

“Amended and Restated Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of the date hereof among the Borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto, as may be amended, restated, modified or refinanced from time to time.

“Amended and Restated Tranche C Credit Agreement” has the meaning assigned to such term in the preamble hereto.

“Applicable Rate” means, for any day with respect to any Loan, 0.75% with respect to Base Rate Loans, and 1.75% with respect to Eurodollar Loans; provided, however, for any period during which (x) the Loans are rated Ba2 (stable outlook or better) or higher by Moody’s and BBB- (stable outlook or better) or higher by S&P or (y) the aggregate principal amounts of all outstanding Tranche C Term Loans and Term Loans (as defined in the Credit Agreement) (taken together) is less than or equal to $750.0 million, “Applicable Rate” shall mean, for any day with respect to any Loan, 0.50% with respect to Base Rate Loans, and 1.50% with respect to Eurodollar Loans.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means one or more Approved funds that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” and “Borrowers” have the meanings assigned to such terms in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 5.01.

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower or the Additional Borrower for a Borrowing in accordance with Section 2.03.

“Broker Dealer Subsidiary” means any Subsidiary that is registered as a broker dealer pursuant to Section 15 of the Exchange Act (as in effect from time to time) or that is regulated as a broker dealer or underwriter under any foreign securities law.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized to close under the laws, rules, regulations, ordinances, codes or administrative or judicial authorities of, or in fact are closed in, the state where the Administrative Agent’s Office is located, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and the Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with, or subsequently reimbursed out of, actually received insurance proceeds, indemnity payments, condemnation awards (or payments in lieu thereof) or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.11(c) and (iii) made by the Borrower or any Subsidiary to effect leasehold improvements to any property leased by the Borrower or such Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act, and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Borrower, provided that, until the first day after the Effective Date that the NASD’s ownership of aggregate ordinary voting power of the issued and outstanding Equity Interests in the Borrower is less than 35%, the ownership by the NASD of more than 35% of aggregate ordinary voting power of the issued and outstanding Equity Interests in the Borrower shall be deemed not to be a Change in Control unless such voting power is at any time greater than the NASD’s ownership of aggregate ordinary voting power of the issued and outstanding Equity Interests in the Borrower on the Effective Date, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who are not Continuing Directors, (c) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any Subordinated Debt Documents, any indenture or agreement in respect of Material Indebtedness of the Borrower or any Subsidiary or any certificate of designations (or other provision of the organizational documents of the Borrower) relating to any Qualified Equity Interests or (d) the Additional Borrower ceases to be a direct or indirect wholly-owned Subsidiary of the Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of the Original Tranche C Credit Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of the Original Tranche C Credit Agreement or (c) compliance by any Lender (or, for purposes of Section

2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of the Original Tranche C Credit Agreement.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and shall also include the Mortgaged Properties.

“Collateral Agent” means Bank of America, in its capacity as collateral agent under the Loan Documents, and its successors.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties (other than the Additional Borrower) and the Collateral Agent (as defined therein), substantially in the form of the Guarantee and Collateral Agreement executed in connection with the Existing Credit Agreement, with such other changes as reasonably required or agreed to by the Administrative Agent, as the same may be amended, supplemental, restated or otherwise modified from time to time.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received (1) from each Loan Party (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of each Loan Party (other than the Additional Borrower) or (y) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) with respect to any Loan Party that directly owns Equity Interests of a Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Collateral Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Loan Party and such Foreign Subsidiary and (2) from the Additional Borrower, a Foreign Pledge Agreement;

(b) all outstanding Equity Interests of each Subsidiary and all other Equity Interests including, without limitation, Equity Interests acquired in each LSE Equity Acquisition (other than the B Shares of LSE so long as they are sold or redeemed prior to May 31, 2006), in each case owned by or on behalf of any Loan Party, shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge (i) more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary or (ii) Equity Interests of Subsidiaries that are not directly held by such Loan Parties) and the Collateral Agent shall have received certificates (or in the case of entities with uncertificated Equity Interests, issuer acknowledgments)

or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and the Foreign Pledge Agreements and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement and the Foreign Pledge Agreements, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

For the avoidance of doubt, the exception with respect to B Shares of LSE referenced in clause (b) of this definition of Collateral and Guarantee Requirement is intended to apply and does hereby apply mutatis mutandis to Section 3.01(a) of the Collateral Agreement.

“Commitment” means with respect to any Lender, such Lender’s Tranche C Commitment hereunder.

“Consolidated Cash Interest Expense” means, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (ii) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP and (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, and (iii) any break funding payment made pursuant to Section 2.16. Consolidated Cash Interest Expense shall be deemed to be (a) for the four fiscal quarter period ended June 30, 2006, Consolidated Cash Interest Expense for the fiscal quarter ended June 30, 2006, multiplied by four, (b) for the four fiscal quarter period ended September 30, 2006, Consolidated Cash Interest Expense for the two fiscal quarters ended September 30, 2006, multiplied by two, and (c) for the four fiscal quarter period ended December 31, 2006, Consolidated Cash Interest Expense for the three fiscal quarters ended December 31, 2006, multiplied by 4/3.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) any non-recurring non-cash charges for such period, (v) non-recurring fees and expenses incurred during such period in connection with the Transactions or with the December 2005 Transactions in an aggregate amount not to exceed $65,000,000, (vi) non-recurring charges incurred during such period in respect of restructurings, headcount reductions or other similar actions, including severance charges in respect of employee terminations, in an amount not to exceed $30,000,000 during the term of this Agreement and $15,000,000 during any one fiscal year of the Borrower, (vii) non-cash expenses resulting from the grant of stock options or other equity-related incentives to any director, officer or employee of the Borrower or any Subsidiary pursuant to a written plan or agreement approved by the board of directors of the Borrower, (viii) non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets and (ix) non-recurring fees and expenses incurred during such period in connection with the Tranche C Prepayment in an aggregate amount not to exceed $15,000,000, and minus (b) without duplication and (except in the case of clause (i) to the extent included in determining such Consolidated Net Income, the sum of (i) any cash disbursements during such period that relate to non-cash charges or losses added to Consolidated Net Income pursuant to clause (a)(iv) or (a)(vii) of this paragraph in any prior period, (ii) any extraordinary gains for such period, (iii) any non-cash gains for such period that represent the reversal of any accrual in a prior period for, or the reversal of any cash reserves established in a prior period for, anticipated cash charges, (iv) any income relating to defined benefits pension or post-retirement benefit plans and (v) all gains during such period resulting from the sale or disposition of any asset of the Borrower or any Subsidiary outside the ordinary course of business, all determined on a consolidated basis in accordance with GAAP. Consolidated EBITDA shall be deemed to be (a) for the four fiscal quarter period ended June 30, 2006, Consolidated EBITDA for the two fiscal quarters ended June 30, 2006, multiplied by two, and (b) for the four fiscal quarter period ended September 30, 2006, Consolidated EBITDA for the three fiscal quarters ended September 30, 2006, multiplied by 4/3.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary (other than any Broker Dealer Subsidiary) to the extent that the declaration or payment of dividends or other distributions by such Subsidiary of that income is not at the time permitted by any of its Organizational Documents, a Requirement of Law or any agreement or instrument applicable to such Subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period, (b) the income of any Broker Dealer Subsidiary (i) to the extent that the declaration or payment of dividends or other distributions by such Broker Dealer Subsidiary of that income is not at the time permitted by any of its Organizational Documents or any agreement or instrument applicable to such Broker Dealer Subsidiary (other than any agreement or instrument with such Broker Dealer Subsidiary’s applicable Governmental Authorities) and (ii) other than to the extent that such Broker Dealer Subsidiary reasonably believes, in good faith, that such income could be distributed, declared and paid as a dividend or similar distribution without causing such Broker Dealer Subsidiary’s capital to be at or below the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital and (c) the income of any Person (other than the Borrower or any Subsidiary) in which the Borrower or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any Subsidiary (unless the income of such Subsidiary would be excluded from Consolidated Net Income pursuant to this proviso) during such period. For purposes of calculating a Broker Dealer Subsidiary’s capital at any time pursuant to clause (b)(ii) of this definition, receivables that are less than 30 days old at such time and are reasonably expected to be collected shall be deemed to be cash in an amount equal to 80% of the balance sheet value of such receivables.

“Continuing Director” means (a) any member of the Board of Directors of the Borrower who was a member of the Board of Directors of the Borrower on the Effective Date and (b) any individual who becomes a member of the Board of Directors of the Borrower after the Effective Date if such individual was appointed, elected or nominated for election to the Board of Directors of the Borrower with the affirmative vote of at least a majority of the directors then still in office.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the Series A Convertible Notes and the Series B Convertible Notes.

“Convertible Notes Documents” means the Convertible Notes Indenture and all side letters, instruments, agreements and other documents evidencing or governing the Convertible Notes, providing for any right in respect thereof, affecting the terms thereof or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Convertible Notes Indenture” means the Indenture dated as of April 22, 2005, between the Borrower and Law Debenture Trust Company of New York, as trustee, in respect of the Convertible Notes.

“Convertible Notes Investor” means Norway Acquisition SPV, LLC, a Delaware limited liability company.

“Covenant Leverage Ratio” means as of any date, the ratio of (a) Total Indebtedness as of such date minus the lesser of (i) cash and cash equivalents (determined in accordance with GAAP) of the Borrower and the Subsidiaries, other than cash and cash equivalents not readily available for use by the Borrower and the Subsidiaries in their discretion (including customer-segregated cash and cash equivalents and cash and cash equivalents required by applicable law or regulatory requirement to be maintained as such by the Borrower or any Subsidiary), and (ii) $75,000,000, to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date); provided that during the period from the Effective Date through the date that is 18 months thereafter, outstanding Tranche C Term Loans shall be excluded from Total Indebtedness.

“Credit Agreement” means the Original Credit Agreement, as may be amended, restated, modified or refinanced from time to time, including without limitation pursuant to the Amended and Restated Credit Agreement.

“December 2005 Transactions” means “Transactions” as defined in the Existing Credit Agreement.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 180 days after the Tranche C Maturity Date (other than (i) upon payment in full of the

Loan Document Obligations and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is not applicable in more circumstances than pursuant to the change of control provisions in the Convertible Notes Documents), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” means April 18, 2006.

“Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the sum (without duplication) of:

(a) the consolidated net income (or loss) of the Borrower and the Subsidiaries for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses (including non-cash expenses with respect to the issuance of stock options and deferred income taxes) deducted in determining such consolidated net income (or loss) for such fiscal year; plus

(c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of (x) the reclassification of items from short-term to long-term or vice-versa or (y) the reduction of Closing Date Receivables (as defined in the VAB Transaction Agreement) the proceeds of which are paid to VAB Acquisition Sub pursuant to the VAB Transaction Agreement), (ii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Subsidiaries increased during such fiscal year and (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries decreased during such fiscal year; minus

(d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year, (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa), (iii) the net amount, if any, by which the consolidated deferred revenues of the Borrower and the Subsidiaries decreased during such fiscal year and (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of the Borrower and the Subsidiaries increased during such fiscal year; minus

(e) the sum of (i) Capital Expenditures made in cash for such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans under the Credit Agreement or paid for with insurance proceeds), by issuing Equity Interests (other than to the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA) and (ii) cash consideration paid during such fiscal year to make Permitted Acquisitions (except to the extent financed by incurring Long-Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans under the Credit Agreement), by issuing Equity Interests (other than to the Borrower or any Subsidiary), through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and the Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit under the Credit Agreement or other revolving credit facilities (unless there is a corresponding reduction in the aggregate revolving commitments under the Credit Agreement or the commitments in respect of such other revolving credit facilities, as the case may be), (ii) Term Loans prepaid pursuant to Section 2.11(a), (c) or (d) of the Credit Agreement (iii) Tranche C Term Loans prepaid pursuant to Section 2.11(a),(c) or (d) herein and (iv) repayments or prepayments of Long-Term Indebtedness financed (A) by incurring other Long-Term Indebtedness, to the extent that repayments or prepayments in respect of such other Long-Term Indebtedness would, pursuant to this clause (f), be deducted in determining Excess Cash Flow when made, (B) by issuing Equity Interests (other than to the Borrower or any Subsidiary), (C) through the receipt of capital contributions (other than capital contributions made by the Borrower or any Subsidiary) or (D) using the proceeds of any disposition of assets outside the ordinary course of business or other proceeds not included in Consolidated EBITDA; minus

(g) the aggregate amount of (i) Restricted Payments made by the Borrower in cash during such fiscal year pursuant to clause (iii) and clause (iv) of Section 6.08(a) and (ii) premium, fees and other costs and expenses associated with the redemption of the Series C Preferred Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange LLC” means the limited liability company that will be, upon receipt of Exchange Registration, registered as a national securities exchange under the Exchange Act.

“Exchange Registration” means the receipt of SEC approval of the Borrower’s application to register as a national securities exchange under the Exchange Act.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” means that certain Credit Agreement dated December 8, 2005 by and among the Borrower, the lender party thereto, JPMorgan Chase Bank, N.A., as administrative agent thereunder, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent thereunder.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary (other than the Additional Borrower) that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued obligations, in each case incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such

Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefore, respectively, as the case may be. Notwithstanding the foregoing, in connection with any Permitted Acquisition, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments or earn-outs to which the seller in such Permitted Acquisition may become entitled.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum to be prepared for the syndication of the Loans relating to the Borrower and the Transactions.

“Interest Coverage Ratio” means, on any date, the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most-recently ended prior to such date).

“Interest Election Request” means a request by the Borrower to convert or continue a Term Loan in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) notwithstanding any of the foregoing, until the completion of the initial syndication of the Commitments and Loan hereunder (as determined by the Administrative Agent), Interest Periods with respect to any Eurodollar Borrowing shall be a period agreed upon by the Administrative Agent and the Borrowers. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04.

“LIBO Rate” means, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement, the Credit Agreement, the Collateral Agreement, the Affirmation and Consent and the other Security Documents and, solely for purposes of clause (e) of Article VII, the confidential Fee Letter dated April 11, 2006 among Borrower, Banc of America Securities LLC, Banc of America Bridge LLC and Bank of America, N.A.

“Loan Parties” means the Borrower, the Additional Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iv)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“LSE” means London Stock Exchange Group plc. (or its successors).

“LSE Disposition Prepayment Event” means a Prepayment Event of the type set forth in clause (d) of such definition.

“LSE Equity Acquisition” means one or more open market or privately negotiated transactions, schemes of arrangement or offers pursuant to which Borrower or one of its Subsidiaries acquires Equity Interests in the LSE, any parent company thereof from time to time, or any other company that is the parent company of any company that conducts or performs the function of a recognized stock exchange under the UK Financial Services and Markets Act 2000 as a successor or assignee of LSE.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties, results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its material obligations under any Loan Document or (c) the rights of or remedies available to the Lenders under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Merger Agreement” means that certain Agreement and Plan of Merger dated as of April 22, 2005 among the Borrower, Norway Acquisition Corp. and Instinet Group Incorporated.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Administrative Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.03, and includes each other parcel of real property and the improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NASD” means the National Association of Securities Dealers, Inc.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding (x) any reasonable interest payments and (y) the portion of any tax refund received that is payable to SLP pursuant to Sections 4.6 and 4.7 of the VAB Transaction Agreement), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all customary fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and the Subsidiaries as of such date (excluding cash (including proceeds from the exercise of stock options) or cash equivalents, Permitted Investments and receivables representing (i) tape fees payable to the Borrower or any Subsidiary under the Borrower’s Unlisted Trading Privileges Plan or (ii) transaction fees payable to the Borrower or any Subsidiary under Exchange Act Rule 31(a)) minus (b) the consolidated current liabilities of the Borrower and the Subsidiaries as of such date (excluding deferred income tax liabilities, current liabilities in respect of Indebtedness and payables representing (i) tape fees payable by the Borrower or a Subsidiary under the Borrower’s Unlisted Trading Privileges Plan or (ii) transaction fees payable by the Borrower or any Subsidiary under Exchange Act Rule 31(a)). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Organizational Documents” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Original Credit Agreement” means that certain Credit Agreement dated as of April 11, 2006 among the Borrower, Bank of America, N.A., as administrative agent, and the lenders party thereto.

“Original Tranche C Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of the Perfection Certificate delivered in connection with the closing of the Existing Credit Agreement with such changes as are reasonably required or agreed to by the Administrative Agent or any other form approved by the Administrative Agent.

“Permitted Acquisition” means any acquisition by the Borrower or a wholly-owned Subsidiary Loan Party of all the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if:

(a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest),

(b) (i) at least 80% of the assets held by the Subsidiaries acquired or created in such acquisition, or the assets acquired in such acquisition, (A) are held by Domestic Subsidiaries in respect of which the Collateral and Guarantee Requirement has been satisfied within the time periods required by Section 5.12 and (B) are located in the United States of America, any State thereof or the District of Columbia, (ii) at least 80% of the aggregate revenues generated by the Subsidiaries acquired or created in such acquisition are generated by entities that are Domestic Subsidiaries in respect of which the Collateral and Guarantee Requirement has been satisfied within the time periods required by Section 5.12 and (iii) the portion of Consolidated EBITDA for the most-recently ended four fiscal quarter period of the Borrower, calculated on a Pro Forma Basis after giving effect to such acquisition, attributable to such acquired Person’s subsidiaries that are organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia is no more than $2,000,000; provided, however, that acquisitions for which the aggregate purchase price (determined in accordance with the parenthetical in the proviso to clause (i) below) does not exceed $25,000,000 for all such acquisitions shall not be required to comply with this clause (b),

(c) no Default has occurred and is continuing or would result therefrom,

(d) such acquisition and all transactions related thereto are consummated in accordance with applicable laws,

(e) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.12 and 5.13 shall have been taken,

(f) the Borrower is in compliance, on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, with the covenants contained in Sections 6.12 and 6.13,

(g) after giving effect to such acquisition, there shall be no less than $25,000,000 of aggregate unused and available Revolving Commitments under the Credit Agreement,

(h) the business of such Person or such assets (other than assets to be retired or disposed of), as the case may be, constitutes a business permitted by Section 6.03(b),

(i) the Covenant Leverage Ratio, calculated on a Pro Forma Basis after giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of the Borrower, is either (x) less than 3.50 to 1.00 or (y) less than the Covenant Leverage Ratio set forth in the most recent certificate of a Financial Officer delivered pursuant to Section 5.01(c), provided that this clause (y) may only be relied upon with respect to acquisitions for which the aggregate purchase price (which shall be deemed to exclude any Qualified Equity Interests issued in payment of any portion of such purchase price but which shall be deemed to include (A) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (B) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(vii) or otherwise incurred in connection with such acquisition) is less than $50,000,000 individually and $175,000,000 in the aggregate, and

(j) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), (d), (e), (f), (g), (h) and (i) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clauses (f) and (i) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”,

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f) investments that comply with the Investment Policy set forth on Schedule 1.04; and

(g) with respect to the Additional Borrower or any Foreign Subsidiary, obligations of foreign obligors correlative in type, maturity and rating to those set forth in clauses (a) through (d) above.

“Person” means any natural person or entity, including any corporation, limited liability company, trust, joint venture, association, company, partnership or Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 5.01.

“Preferred Stock” means the Series D Preferred Stock.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (including by way of merger or consolidation) of any property or asset of the Borrower or any Subsidiary, other than (i) dispositions permitted by clauses (a), (b), (c), (e), (f), (g), (h) and (j) of Section 6.05 and (ii) other dispositions resulting in aggregate Net Proceeds not exceeding $5,000,000 during any fiscal year of the Borrower;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary with a fair market value immediately prior to such event equal to or greater than $1,000,000;

(c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02; or

(d) sales of Equity Interests of LSE acquired in an LSE Equity Acquisition (other than sales or redemptions of B Shares of LSE so long as they are sold or redeemed prior to May 31, 2006), provided that such Equity Interests are sold for their fair market value as determined in good faith by the Board of Directors of the Borrower (or a duly authorized committee thereof).

“Pro Forma Basis” means, with respect to the calculation of the Covenant Leverage Ratio or the Interest Coverage Ratio for purposes of determining the prepayments required pursuant to Section 2.11(d) and for purposes of determining compliance with the financial covenants contained in Sections 6.12 and 6.13, that such calculation shall give pro forma effect to all Permitted Acquisitions or LSE Equity Acquisitions, all issuances, incurrences or assumptions of Indebtedness (with any such Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) and all sales, transfers or other dispositions of any material assets outside the ordinary course of business that have occurred during (or, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, since the beginning of) the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they occurred on the first day of such four consecutive fiscal quarter period (including cost savings resulting from headcount reductions, facility closings or similar restructurings to the extent such cost savings (a) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the SEC, and as certified by a Financial Officer or (b) have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within 365 days following such Permitted Acquisition or sale, transfer or other disposition, and as certified by a Financial Officer, provided that adjustments pursuant to clause (b) shall not constitute more than 20% of Consolidated EBITDA for any four fiscal quarter period, and provided, further, that, in the case of clause (b), if cost savings are included in any pro forma calculations based on the reasonable expectation that steps necessary for realization of such cost savings will be taken within 365 days of a Permitted Acquisition or a sale, transfer or other disposition, then on and after the date that is 365 days after the date of such Permitted Acquisition or sale, transfer or other disposition, such pro forma calculations shall not give effect to such cost savings to the extent that the steps necessary for realization were not actually taken during such 365-day period).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning set forth in Section 5.01.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Refinancing” means the repayment in full of all of the outstanding indebtedness under the Existing Credit Agreement and the termination of any commitments to extend credit thereunder.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, outstanding Term Loans, unused Commitments (other than Swingline Commitments) (as each is defined in the Credit Agreement) and Lenders having Tranche C Exposures, Tranche C Term Loans and unused Tranche C Commitments, collectively, representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) (as each is defined in the Credit Agreement) and Tranche C Exposures, outstanding Tranche C Term Loans and unused Tranche C Commitments at such time.

“Required Percentage” means, with respect to any fiscal year of the Borrower, (a) 50%, if the Covenant Leverage Ratio at the end of such fiscal year is greater than or equal to 3.50 to 1.00, (b) 25%, if the Covenant Leverage Ratio at the end of such fiscal year is greater than or equal to 2.00 to 1.00 but less than 3.50 to 1.00, and (c) 0%, if the Covenant Leverage Ratio at the end of such fiscal year is less than 2.00 to 1.00.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restatement Effective Date” has the meaning assigned to such term in Section 4.03.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing.

“Restructuring” means the reorganization of the Borrower into a new holding company structure through the transfer of all or substantially all of its assets and liabilities to one or more Subsidiary Loan Parties, including Exchange LLC, as set forth on Schedule 1.05.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Series A Convertible Notes” means the $205,000,000 aggregate principal amount of 3.75% Series A Convertible Notes due 2012 issued by the Borrower to the Convertible Notes Investor on April 22, 2005.

“Series B Convertible Notes” means the $240,000,000 aggregate principal amount of 3.75% Series B Convertible Notes due 2012 issued by the Borrower to Hellman & Friedman LLC on April 22, 2005.

“Series D Preferred Stock” means the one share of Series D Preferred Stock of the Borrower outstanding on the Effective Date.

“SLP” means Silver Lake Partners and its affiliates.

“SPV” has the meaning assigned to such term in Section 9.04(e).

“Subordinated Debt Documents” means (a) the Convertible Notes Documents and (b) the indenture or indentures under which any Additional Subordinated Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Additional Subordinated Debt, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Subordinated Refinancing Indebtedness” means any Additional Subordinated Debt issued to refinance, redeem or repurchase (collectively, “refinance”) all or any portion of the Convertible Notes or any other Additional Subordinated Debt, provided that such Additional Subordinated Debt is in an aggregate principal amount not more than the aggregate principal amount of the Convertible Notes or Additional Subordinated Debt being refinanced (plus any accrued but unpaid interest or premium thereon (provided that such premium is either payable by the terms of the Convertible Notes or Additional Subordinated Debt being refinanced or is not more than a market premium at the time as determined in good faith by the Borrower) and reasonable expenses associated therewith).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary or a Broker Dealer Subsidiary, other than (i) TRF and (ii) the Subsidiaries set forth on Schedule 1.06.

“Swap Agreement” means any agreement with respect to any swap, forward, future, spot currency purchase, hedging or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” mean the Tranche C Term Loans.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, provided that the term “Indebtedness” shall not include contingent obligations of the Borrower or any Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness.

“Tranche C Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Tranche C Loans, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Tranche C Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche C Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche C Commitment, as the case may be. As of the Restatement Effective Date, the aggregate amount of the Lenders’ Tranche C Commitments is $434,800,000, which will be fully borrowed as of the Restatement Effective Date.

“Tranche C Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Tranche C Term Loans at such time.

“Tranche C Lender” means a Lender with a Tranche C Commitment or, if the Tranche C Commitments have terminated or expired, a Lender with Tranche C Exposure.

“Tranche C Maturity Date” means April 18, 2012.

“Tranche C Prepayment” means the prepayment of Tranche C Term Loans and the reasonable transaction costs related thereto.

“Tranche C Term Loan” means a Loan made pursuant to Section 2.01.

“Transaction Costs” means all fees, costs and expense incurred or payable by the Borrower or any Subsidiary in connection with the Transactions.

“Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans on the Effective Date, the use of the proceeds thereof, (b) the consummation of the Refinancing, (c) the execution, delivery and performance of the Credit Agreement, (d) the LSE Equity Acquisitions and (e) the payment of the Transaction Costs.

“TRF” means Trade Reporting Facility, a limited liability company to be formed after the date of the Original Tranche C Credit Agreement, which will be a Subsidiary of the Borrower.

“Trumbull Property” means the property owned by the Borrower and located at 80 Merritt in Trumbull, Connecticut.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Base Rate.

“UK” means the United Kingdom.

“VAB Acquisition Sub” means Iceland Acquisition Corp., a Delaware corporation.

“VAB Business” has the meaning assigned to such term in the Merger Agreement.

“VAB Commitment Letters” means the equity commitment letter between SLP and VAB Acquisition Sub, and the contingency letter agreement among SLP, VAB Acquisition Sub and the Borrower, each dated as of April 22, 2005, pursuant to which SLP and VAB Acquisition Sub have committed to provide to the Borrower the cash necessary to pay the purchase price for the VAB Business as set forth in the VAB Transaction Agreement.

“VAB Sale” means the sale by the Borrower, pursuant to the VAB Transaction Agreement, of the assets, liabilities and capital stock of the subsidiaries of Instinet Group Incorporated that comprise its VAB Business to Iceland Acquisition Corp., which sale occurred on December 8, 2005.

“VAB Transaction Agreement” means that certain Transaction Agreement dated as of April 22, 2005 among the Borrower, Norway Acquisition Corp. and Iceland Acquisition Corp.

“Warrants” shall mean the Series A Warrants issued by the Borrower to the Convertible Notes Investor on April 22, 2005.

“wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, other than in the case of “Borrower” and “Borrowers.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date of the Original Tranche C Credit Agreement in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Pro Forma Calculations. With respect to any period during which any Permitted Acquisition, LSE Equity Acquisition or any sale, transfer or other disposition of any material assets outside the ordinary course of business occurs, for purposes of determining compliance with the financial covenants contained in Sections 6.12 and 6.13, the calculation of the Covenant Leverage Ratio and Interest Coverage Ratio with respect to such period shall be made on a Pro Forma Basis.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Tranche C Term Loans to the Borrower and the Additional Borrower in an aggregate principal amount that will not result in such Lender’s Tranche C Exposure exceeding such Lender’s Tranche C Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower and the Additional Borrower may borrow Tranche C Term Loans. Amounts repaid or prepaid in respect of the Tranche C Term Loans may not be reborrowed.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Term Loan shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower or Additional Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower or Additional Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 25 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Tranche C Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Term Loan, the Borrower or Additional Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, two Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower or Additional Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the requested Borrowing is to finance an LSE Equity Acquisition, specifying the number of shares to be purchased;

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s or Additional Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) that as of such date Sections 4.02(a) and (b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, subject to clause (c) of the definition of Interest Period. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower or Additional Borrower, as the case may be, by wire transfer of the amounts so received, in immediately available funds, to an account of the Borrower or Additional Borrower, as the case may be, at a bank or financial institution designated by the Borrower or Additional Borrower, as the case may be, in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07 Interest Elections.

(a) Each Term Loan initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing,

shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower or Additional Borrower, as the case may be, may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower a Additional Borrower, as the case may be, may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower or Additional Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 (except that for this purpose references in 2.03(a) shall be to three Business Days (instead of two Business Days). Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower or Additional Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower or Additional Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08 Termination and Reduction of Commitments.

(a) [Intentionally Ommitted].

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10. The Additional Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of the Additional Borrower of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the respective indebtedness of the Borrower and the Additional Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the respective obligations of the Borrower and the Additional Borrower to repay their respective Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10 Amortization of Term Loans.

(a) Subject to Section 2.09(a) and to adjustment pursuant to paragraph (c) of this Section, the Borrowers shall repay their respective Tranche C Term Loans on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2006	$1,087,000
September 30, 2006	$1,087,000
December 31, 2006	$1,087,000
March 31, 2007	$1,087,000
June 30, 2007	$1,087,000
September 30, 2007	$1,087,000
December 31, 2007	$1,087,000
March 31, 2008	$1,087,000
June 30, 2008	$1,087,000
September 30, 2008	$1,087,000
December 31, 2008	$1,087,000
March 31, 2009	$1,087,000
June 30, 2009	$1,087,000
September 30, 2009	$1,087,000
December 31, 2009	$1,087,000
March 31, 2010	$1,087,000

Date	Amount
June 30, 2010	$1,087,000
September 30, 2010	$1,087,000
December 31, 2010	$1,087,000
March 31, 2011	$1,087,000
June 30, 2011	$1,087,000
September 30, 2011	$1,087,000
December 31, 2011	$1,087,000
Tranche B Maturity Date	$409,799,000

(b) To the extent not previously paid, all Tranche C Term Loans shall be due and payable on the Tranche C Maturity Date.

(c) Any prepayment of a Term Loan shall be applied to reduce the subsequent scheduled repayments of the Term Loans to be made pursuant to this Section, (i) in the case of prepayments made pursuant to Section 2.11(a), at the direction of the Borrower and (ii) in the case of prepayments made pursuant to Section 2.11(c) or (d), ratably to the remaining amortization payments set forth in paragraph (a) above.

(d) Prior to any repayment of any Term Loans hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 12:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Loans shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any of their respective Borrowings in whole or in part, subject to the requirements of this Section.

(b) In the event and on such occasion that the aggregate Tranche C Exposures exceed the aggregate Tranche C Commitments, the Borrower shall prepay Tranche C Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j) in an aggregate amount equal to such excess).

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Loans (together with Term Loans under the Credit Agreement (to the extent required to be prepaid in connection with such Prepayment Event) on a pro rata basis, except that Net Proceeds with respect to LSE Disposition Prepayment Events shall be applied first to prepay Tranche C Term Loans, and after all such loans have been prepaid and the obligations discharged, to prepay Term Loans under the Credit Agreement) in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower and the Subsidiaries apply the Net Proceeds from such event (or a portion thereof) within 270 days after receipt of such Net Proceeds and at a time when no Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries (provided that the Borrower has delivered to the Administrative Agent within three Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further, that, in the case of any sale, transfer or other disposition of the Trumbull Property prior to the second anniversary of the Effective Date, the Borrower shall be permitted to retain any Net Proceeds in respect of such sale, transfer or other disposition that are not in excess of $15,000,000.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2006, the Borrower shall prepay Term Loans (together with loans under the Credit Agreement (to the extent required to be prepaid with Excess Cash Flow) on a pro rata basis) in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by the aggregate amount of prepayments of Term Loans made pursuant to Section 2.11(a) during such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.

(f) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b) [Intentionally Ommitted].

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower or Additional Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Additional Borrower shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law in connection with their respective Loans.

(b) Without limiting the provisions of paragraph (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law in connection with their respective Loans.

(c) The Borrowers shall, severally but not jointly, indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or Additional Borrower under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The written demand shall include the original or a copy of a receipt, if available, issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Additional Borrower, as the case may be, and the Administrative Agent (as applicable), together with a certificate setting forth the amount of such Indemnified Taxes or Other Taxes and, in reasonable detail, the calculation and basis for such Indemnified Taxes or Other Taxes.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or the Additional Borrower, as the case may be, to a Governmental Authority, the Borrower or the Additional Borrower, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt, if available, issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent (as applicable) and each Lender shall furnish from time to time to the Borrowers and the Administrative Agent (as applicable), or to such other Person(s) as the Borrowers or the Administrative Agent may designate, such forms, certificates and documentation (including Internal Revenue Service Forms W-8 and W-9) that the Administrative Agent or Lender is able to furnish and as may be necessary or appropriate to obtain any reduction of or exemption from any withholding or other Tax imposed by any Governmental Authority on payments made under any Loan Document. Each Lender and the Administrative Agent shall provide such forms, certificates and documentation at the following times: (i) prior to becoming a party to this Agreement; (ii) prior to the expiration of any previously delivered form; (iii) upon a change in law or circumstances requiring or making appropriate a new or additional form, certificate or documentation; and (iv) when reasonably requested by the Borrowers or the Administrative Agent (as applicable).

(f) If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrower or Additional Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower or the Additional Borrower, as the case may be, (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrowers shall make each payment required to be made by them under any Loan Document (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Office, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower or Additional Borrower, as the case may be, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower or Additional Borrower, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or Additional Borrower, as the case may be, has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrowers hereby agree, severally but not jointly, to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

The Borrowers represent and warrant, severally but not jointly, to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Borrower and the Subsidiaries (including, without limitation, the Additional Borrower) is duly organized, validly existing and in good standing (or its equivalent, if any) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate or other action and, if required, action by the holders of such Loan Party’s Equity Interests. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate the Organizational Documents of the Borrower or any Subsidiary, (c) will not violate any Requirement of Law applicable to the Borrower or any Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, and (e) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary, except Liens created under the Loan Documents, except, in the case of clauses (c) and (d), for any such violations or defaults that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet as of the end of the fiscal years ended December 31, 2004 and 2005 and consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005, in each case reported on by Ernst & Young LLP, independent public accountants for the Borrower. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.

(b) The Borrower has heretofore furnished to the Lenders its pro forma projected consolidated balance sheet as of March 31, 2006, prepared giving effect to the Transactions as if the Transactions had occurred on such date, and its pro forma projected consolidated statement of income for the twelve-month period ended as of such date, prepared giving effect to the Transactions as if the Transactions had occurred on the first day of such twelve-month period. Such pro forma projected consolidated financial statements (i) have been prepared in good faith based on assumptions believed by the Borrower to be reasonable on the Effective Date and (ii) are based on the best information available to the Borrower after due inquiry.

(c) Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Borrower or the Subsidiaries, as of the Effective Date and as of the Restatement Effective Date, has any material direct or contingent liabilities or unusual long-term commitments.

(d) With respect to any credit event following the Effective Date, no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, properties, results of operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole, whether or not covered by insurance, since December 31, 2005.

SECTION 3.05 Properties.

(a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by the Borrower or any Subsidiary as of the Effective Date or the Restatement Effective Date after giving effect to the Transactions.

SECTION 3.06 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of the Original Tranche C Credit Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08 Investment and Holding Company Status. None of the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each of the Borrower and the Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except any Taxes that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor and the failure to pay such Taxes would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied. The present value of all accumulated benefit obligations under all underfunded Plans (determined for each Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower and the Subsidiaries, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.11 Disclosure. Neither the Information Memorandum, if any, nor any of the other reports, financial statements, certificates or other information, if any, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished and taken together as a whole) contains or shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared based upon good faith assumptions believed by it to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that such forecasts and projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, that no assurance can be given that forecasts or projections will be realized, and that actual results may differ from projections and such difference may be material).

SECTION 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date or the Restatement Effective Date.

SECTION 3.13 Insurance. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) adequate.

SECTION 3.14 Labor Matters. As of the Effective Date and as of the Restatement Effective Date, there are no strikes or lockouts or any other material labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (b) all payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. There is no organizing activity involving the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of the Borrower or any Subsidiary, threatened with the National Mediation Board, and no labor organization or group of employees of the Borrower or any Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower or any Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Borrower or any Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become matured, and (d) each Loan Party will not have unreasonably small capital with which to conduct the business.

SECTION 3.16 Federal Reserve Regulations.

(a) The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, U or X.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Borrower and the Subsidiaries, substantially in the form delivered in connection with the closing of the Existing Credit Agreement with such changes reasonably required by or acceptable to the Administrative Agent, and (ii) local counsel in each jurisdiction where a Subsidiary Loan

Party (including the Additional Borrower) is organized or incorporated, in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing (or its equivalent, if any) of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, substantially in the form delivered in connection with the closing of the Existing Credit Agreement with such changes reasonably required by or acceptable to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least two Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied (other than with respect to the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement” and other than with respect to the requirements of Section 4.04(b) of the Collateral Agreement applicable to the deposit accounts set forth on Schedule VI) and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released. The Administrative Agent shall have received certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any property of any Loan Party is located and the state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business and such other searches that the Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens acceptable to the Administrative Agent). The Form 395, in respect of the Foreign Pledge Agreement of the Additional Borrower shall have been filed within the permitted statutory period.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

(h) The Lenders shall have received a pro forma projected consolidated balance sheet of the Borrower as of March 31, 2006, and related pro forma projected consolidated statement of income of the Borrower for the twelve- month period ended as of such date, in each case after giving effect to the Transactions.

(i) The Transactions shall have been consummated or shall be consummated simultaneously with the initial funding of Loans on the Effective Date in accordance with applicable law (without giving effect to any amendments or waivers to or of such documents that are adverse to the Lenders).

(j) After giving effect to the Transactions, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans, (ii) $205,000,000 aggregate principal amount of Series A Convertible Notes, (iii) $240,000,000 aggregate principal amount of Series B Convertible Notes, (iv) one share of issued and outstanding Series D Preferred Stock, (v) Indebtedness outstanding under the Original Credit Agreement and (vi) other debt securities reasonably satisfactory to the Arranger. The Indebtedness and Preferred Stock set forth in the foregoing clauses (ii) through (vi) shall be as disclosed to the Arranger prior to the date of the Original Tranche C Credit Agreement (which terms and conditions shall not have been modified in any manner that is adverse to the Lenders without the approval of the Arranger).

(k) The Lenders shall have received a customary certificate from a financial officer of the Borrower, together with such other evidence reasonably requested by the Lenders, confirming the solvency of the Borrower and the Subsidiaries on a consolidated basis after giving effect to the Transactions.

(l) The Lenders shall have received a detailed business plan of the Borrower and the Subsidiaries for the fiscal years 2006 through 2011 (including quarterly projections for the first four fiscal quarters ending after the Effective Date).

(m) The Borrower shall have entered into the Credit Agreement, which shall have become effective in accordance with its terms, without any waiver or modification thereof.

(n) At the time of having received a request for Borrowing pursuant to Section 2.03, there shall have been no event, occurrence, fact, condition, change or effect that has had or could reasonably be expected to have a material adverse effect on the business, operations, properties, condition (financial or otherwise) or results of operations of the Borrower and its subsidiaries, taken as a whole.

(o) The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all liens in favor of the existing lenders being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all debt being refinanced in the Refinancing; and the Administrative Agent shall have received from any person holding any lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interest in intellectual property and other instruments and release of control agreement, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the liens securing such debt.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents (other than, on the Effective Date, the representation and warranty set forth in Section 3.04(d)) shall be true and correct on and as of the date of such Borrowing (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

SECTION 4.03 Conditions to Effectiveness of the Amended and Restated Tranche C Credit Agreement. This Amended and Restated Tranche C Credit Agreement shall become effective on and as of the first date (the “Restatement Effective Date”) on which all of the following conditions precedent shall have been satisfied in full (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of each of (i) Skadden, Arps, Slate, Meagher & Flom LLP and/or Skadden, Arps, Slate, Meagher & Flom (UK)LLP, counsel for the Borrower and the Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent, and (ii) Ashurst, in form and substance reasonably satisfactory to the Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate, dated the Restatement Effective Date and signed by a Financial Officer or the President or a Vice President of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(d) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Restatement Effective Date, including, to the extent invoiced at least two Business Days prior to the Restatement Effective Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(e) The Administrative Agent shall have received an Affirmation and Consent, substantially in the form of Exhibit B (the “Affirmation and Consent”), dated the Restatement Effective Date, executed and delivered by each Loan Party.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full, the Borrowers covenant and agree with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent on behalf of each Lender:

(a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its unaudited consolidated balance sheet and unaudited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) stating that, except as set forth in such certificate, such Financial Officer has no knowledge of any Default having occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenants contained in Sections 6.12 and 6.13 and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2006, of Excess Cash Flow and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default under Section 6.12 or 6.13 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) within 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(f) promptly after the same become publicly available, copies of all periodic reports, proxy statements and other material filings (as reasonably determined by the Borrower) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to the holders of its Equity Interests generally; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Information required to be delivered pursuant to clauses (a), (b) and (f) shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lenders that such information has been posted on the Borrower’s website on the Internet at www.nasdaq.com/investorrelations/ir_home.stm, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge, provided that (i) such notice may be included in a certificate delivered pursuant to clause (c) and (ii) the Borrower shall deliver paper copies of the information required to be delivered pursuant to clauses (a), (b) and (f) to any Lender that requests such delivery.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 5.02 Notices of Material Events. The Borrowers will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower or any Subsidiary, affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c) within three Business Days after the Borrower becomes aware of the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in material liability of the Borrower and the Subsidiaries;

(d) any change in the ratings of the credit facilities made available under this Agreement by S&P or Moody’s, or any notice from either such agency indicating its intent to effect such a change or to place the Borrower or such credit facilities on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or its cessation of, or its intent to cease, rating such credit facilities; and

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Information Regarding Collateral.

(a) The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) At the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer or chief legal officer of the Borrower (i) setting forth the information required pursuant to Sections 7, 8, 9, 11, 12, 13 and 14 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and (ii) certifying that all Uniform Commercial Code financing statements (including fixture filings, as the case may be) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Agreement for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of clause (b), to the extent that failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Swap Agreements), including Tax liabilities that, if unpaid, could result in a Lien on any of its material assets or properties, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all other insurance as may be required by law or any other Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower will cause all property and casualty insurance policies to be endorsed or otherwise amended to include a “mortgagee” endorsement and a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the other Loan Parties under such policies directly to the Administrative Agent.

SECTION 5.08 Casualty and Condemnation. The Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of or any material interest in the Collateral under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Subject to Section 9.12, the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default.

SECTION 5.10 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11 Use of Proceeds. The proceeds of the Term Loans under this Agreement will be used to consummate one or more LSE Equity Acquisitions and pay related fees and expenses (including, without limitation, payments in respect of applicable stamp taxes, settlement amounts in respect of LSE options and cash compensation amounts in respect of tax costs of optionees). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, within three Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.13 Further Assurances.

(a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. The Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property or improvements thereto or any interest therein with a fair market value in excess of $2,500,000) are acquired by the Borrower or any Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c) Notwithstanding the provision of clauses (a) and (b) of this Section 5.13, the Administrative Agent shall not take a security interest in those assets with respect to which the Administrative Agent and the Borrower determine that the cost of granting any such Lien on any such assets is excessive in relation to the benefit to the Lenders afforded by such Lien on such assets or to the extent that the taking of such security interest is unlawful or would reasonably be expected to result in a risk of material liability to the Borrower and its Subsidiaries taken together or would reasonably be expected to result in a risk of liability to their respective directors (civil or criminal) or would reasonably be expected to result in a materially adverse tax consequence to the Borrower and its Subsidiaries taken together.

SECTION 5.14 Interest Rate Protection. As promptly as practicable, and in any event within 180 days after the Effective Date, the Borrower will enter into, and thereafter will maintain in effect until the earlier of (a) the second anniversary of the Effective Date and (b) the date on which the aggregate principal amount of outstanding Convertible Notes and outstanding Term Loans is less than 50% of the aggregate principal amount of Convertible Notes outstanding on the dates of issuance thereof and Term Loans outstanding on the Effective Date, one or more Swap Agreements with one or more Lenders (or Affiliates thereof), the effect of which is that at least 25% of the aggregate principal amount of the Convertible Notes, the Loans outstanding hereunder and the term loans outstanding under the Credit Agreement will be subject to interest at a fixed rate or the interest cost in respect of which will be fixed or capped, in each case on terms and conditions reasonably acceptable to the Administrative Agent.

SECTION 5.15 Rated Credit Facilities. The Borrower will use commercially reasonable efforts to (a) have a formal ratings presentation to each of S&P and Moody’s with respect to the Loans within five Business Days of the Effective Date, (b) cause the credit facilities made available under this Agreement to be rated by S&P and Moody’s no later than 14 days after the Effective Date and (c) cause the Loans to be continuously rated thereafter by S&P and Moody’s.

SECTION 5.16 Post-Closing Matters.

(a) On or prior to the date that is 45 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Borrower will, or will cause the Subsidiaries to, comply with the requirements of clause (e) of the definition of “Collateral and Guarantee Requirement”.

(b) On or prior to the date that is 75 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Borrower will, or will cause the Subsidiaries to, comply with the requirements of Section 4.04(b) of the Collateral Agreement with respect to the Deposit Accounts set forth on Schedule VI to the Collateral Agreement.

(c) On or prior to the date that is 60 days after the Effective Date (or such later date as is acceptable to the Administrative Agent in its sole discretion), the Collateral Agent shall have received a notarized deed of trust with respect to the pledge of the equity interests of Shareholder.com BV and all such other instruments, documentation and recordings reasonably requested by the Collateral Agent, in each case to create, evidence and perfect a security interest therein in favor of the Secured Parties (as defined in the Collateral Agreement).

SECTION 5.17 Syndication. The Borrower will, to the extent requested by the Arranger, actively assist the Arranger in achieving a syndication of the Loans that is reasonably satisfactory to the Arranger. Such assistance shall include (a) the Borrower providing and causing its advisors to provide to the Arranger promptly upon request all information reasonably deemed necessary by the Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by the Borrower and its advisors relating to the Transactions, (b) the Borrower’s assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Loans, (c) the Borrower using its commercially reasonable efforts to ensure that the syndication efforts of the Arranger benefit materially from the Borrower’s existing lending relationships, (d) the Borrower otherwise assisting the Arranger in its syndication efforts, including by making the Borrower’s officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrower, as appropriate, at one or more meetings of prospective Lenders and (e) the Borrower assisting in obtaining CUSIP and other appropriate identification numbers (at Borrower’s expense) with respect to the Loans.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) (x) Indebtedness created under the Loan Documents and (y) Indebtedness created under the Loan Documents (as defined in the Credit Agreement) not to exceed an aggregate principal amount of $1,225,000,000;

(ii) (A) the Convertible Notes and (B) Subordinated Refinancing Indebtedness in respect of the Convertible Notes or Additional Subordinated Debt incurred pursuant to this clause (B);

(iii) Indebtedness existing on the date of the Original Tranche C Credit Agreement and set forth in Schedule 6.01 (other than the Existing Credit Agreement) and refinancings, extensions, renewals and replacements of any such Indebtedness, provided that such refinancing, extending, renewal or replacement Indebtedness (A) shall not be Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being refinanced, extended, renewed or replaced, (B) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (C) shall not have an earlier maturity date or shorter weighted average life than the Indebtedness being refinanced, extended, renewed or replaced and (D) if the Indebtedness being refinanced, extended, renewed or replaced is subordinated to the Obligations, such Indebtedness shall be subordinated to the Obligations on the same terms as the Indebtedness being refinanced, extended, renewed or replaced;

(iv) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary (other than Indebtedness of any Broker Dealer Subsidiary to a Subsidiary that is not a Loan Party), provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04, (B) Indebtedness of the Borrower to any Subsidiary and Indebtedness of any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (C) Indebtedness of the Additional Borrower to Borrower shall be pursuant to an intercompany loan or note (the “Additional Borrower Intercompany Loan”) reasonably satisfactory to the Administrative Agent and pledged as Collateral under the Security Documents;

(v) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary (other than any Broker Dealer Subsidiary) of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section (other than clause (a)(iii) or (a)(vii)), (B) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04, (C) Guarantees permitted under this clause (v) shall be subordinated to the Obligations of the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the Convertible Notes or Additional Subordinated Debt shall be Guaranteed by any Subsidiary, unless, in the case of any Additional Subordinated Debt, such Subsidiary is a Loan Party that has Guaranteed the Obligations pursuant to the Collateral Agreement;

(vi) (A) Indebtedness of the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (vi) shall not exceed $20,000,000 at any time outstanding;

(vii) Indebtedness of any Person that is merged or consolidated with and into the Borrower or any Subsidiary (other than a Broker Dealer Subsidiary) or of any Person that otherwise becomes a Subsidiary (other than a Broker Dealer Subsidiary) after the date of the Original Tranche C Credit Agreement, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium payable by the terms of such Indebtedness thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (vii) shall not exceed $10,000,000 at any time outstanding;

(viii) other unsecured Indebtedness of the Borrower and the Subsidiaries (other than the Broker Dealer Subsidiaries) in an aggregate principal amount not exceeding $20,000,000 at any time outstanding, provided that the aggregate principal amount of Indebtedness of the Subsidiaries that are not Subsidiary Loan Parties permitted by this clause (viii) shall not exceed $5,000,000 at any time outstanding;

(ix) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary) in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;

(xi) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xii) (A) Additional Subordinated Debt that is issued for cash payable on the date of issuance thereof or as consideration for a Permitted Acquisition, provided that (1) if such Additional Subordinated Debt is issued for cash, the Net Proceeds of such Additional Subordinated Debt are used, promptly after such Net Proceeds are received by the Borrower, (x) to consummate one or more Permitted Acquisitions or (y) to prepay Term Loans pursuant to Section 2.11(c), (2) no Default has occurred and is continuing or would result therefrom and (3) the Borrower is in compliance on a Pro Forma Basis after giving effect to the incurrence of such Additional Subordinated Debt with the covenants contained in Sections 6.12 and 6.13 recomputed as of the last day of the most-recently ended fiscal quarter of the Borrower prior to the issuance of such Additional Subordinated Debt and has delivered to the Administrative Agent a certificate of a Financial Officer to such effect, together with all relevant financial information reasonably requested by the Administrative Agent, including reasonably detailed calculations demonstrating compliance with clause (3) above (which calculations shall, if made as of the last day of any fiscal quarter of the Borrower for which the Borrower has not delivered to the Administrative Agent the financial statements and certificate of a Financial Officer required to be delivered by Section 5.01(a) or (b) and Section 5.01(c), respectively, be accompanied by a reasonably detailed calculation of Consolidated EBITDA and Consolidated Cash Interest Expense for the relevant period) and (B) Subordinated Refinancing Indebtedness in respect of Additional Subordinated Debt issued pursuant to clause (A) above or this clause (B);

(xiii) Indebtedness arising from the honoring by a bank or financial institution of a check or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is repaid within five Business Days; and

(xiv) Indebtedness of TRF owing to Borrower or another Subsidiary not to exceed $10,000,000 at any time outstanding.

(b) The Borrower will not, nor will it permit any Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except in the case of the Borrower, (i) preferred Equity Interests that are Qualified Equity Interests, (ii) preferred Equity Interests issued and outstanding on the Effective Date and set forth on Schedule 6.01(b), (iii) preferred Equity Interests (x) having terms that, taken as a whole, are no less favorable to the Lenders than those of the Series C Preferred Stock, as determined in good faith by senior management of the Borrower, (y) the proceeds of which are used to redeem, repurchase or retire the outstanding shares of Series C Preferred Stock and (z) the aggregate liquidation preference of which is no greater than that of the shares of Series C Preferred Stock being redeemed, repurchased or refinanced and (iv) the Series D Preferred Stock.

SECTION 6.02 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) (x) Liens created under the Loan Documents and (y) Liens created under the Loan Documents (as defined in the Credit Agreement);

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date of the Original Tranche C Credit Agreement and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date of the Original Tranche C Credit Agreement and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary (other than any Broker Dealer Subsidiary) or existing on any property or asset of any Person that becomes a Subsidiary (other than any Broker Dealer Subsidiary) after the date of the Original Tranche C Credit Agreement prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and refinancings, extensions, renewals and replacements thereof so long as the principal amount of such refinancings, extensions, renewals and replacements does not exceed the principal amount of the obligations being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(e) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (vi)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (vi)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (vi)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital asset and (D) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;

(h) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $10,000,000 at any time outstanding; and

(i) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party.

SECTION 6.03 Fundamental Changes.

(a) The Borrower will not, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary Loan Party, is a Subsidiary Loan Party and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04 and 6.05.

(b) The Borrower will not, nor will it permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto.

(c) The Additional Borrower shall not engage in any activity other than the acquisition or disposition by one or a series of transactions, directly or indirectly, of Equity Interests in the LSE, any parent company thereof from time to time, or any other company that is the parent company of any company that conducts or performs the function of a recognized stock exchange under the UK Financial Services and Markets Act 2000 as a successor or assignee of LSE (and any other activities reasonably related thereto including the appointment of legal, financial, public relations other advisers incurring fees in relation thereto and incurring Indebtedness permitted under Section 6.01 to finance all or a portion of the LSE Equity Acquisitions).

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a) Permitted Investments;

(b) Permitted Acquisitions;

(c) investments existing on the date of the Original Tranche C Credit Agreement and set forth on Schedule 6.04;

(d) investments by the Borrower and the Subsidiaries in Equity Interests of their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of the term “Collateral and Guarantee Requirement”), (ii) the aggregate amount of investments made pursuant to this clause (ii) by Loan Parties in Subsidiaries (other than Broker Dealer Subsidiaries) that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (iii) the aggregate amount of any investment made pursuant to this clause (iii) by Loan Parties in any Broker Dealer Subsidiary shall not exceed the amount that is required at the time of such investment to cause such Broker Dealer Subsidiary’s capital to be above the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, plus amounts not to exceed $5,000,000 in any fiscal year;

(e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement, (ii) the amount of such loans and advances made pursuant to this clause (ii) by Loan Parties to Subsidiaries (other than Broker Dealer Subsidiaries) that are not Loan Parties (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and outstanding Guarantees permitted under the proviso to paragraph (f) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs) and (iii) the amount of any loan or advance made pursuant to this clause (iii) by Loan Parties to any Broker Dealer Subsidiary shall not exceed the amount that is required at the time of such loan or advance to cause such Broker Dealer Subsidiary’s capital to be above the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, in each case by applicable Governmental Authorities, plus amounts not to exceed $5,000,000 in any fiscal year;

(f) Guarantees of Indebtedness of the Borrower or any Subsidiary that are permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section and intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section) shall not exceed $5,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(g) loans or advances to employees, officers and directors of the Borrower or any Subsidiary made in the ordinary course of business of the Borrower or any Subsidiary not exceeding $5,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances), provided that no such loans or advances to any single employee, officer or director shall exceed $2,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);

(h) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Subsidiary for accounting purposes and that are made in the ordinary course of business;

(i) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(j) investments in the form of Swap Agreements permitted by Section 6.07;

(k) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(l) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(m) investments received in connection with the disposition of any asset permitted by Section 6.05;

(n) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any Subsidiary deems reasonable under the circumstances;

(o) LSE Equity Acquisitions;

(p) investments in the Depository Trust Clearing Corporation to the extent required by applicable law;

(q) other investments, loans and advances by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $15,000,000 in the case of any single such investment, or $50,000,000 in the aggregate for all such investments, made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made); and

(r) Investments in TRF not to exceed $10,000,000 since the Effective Date,

provided that this Section 6.04 shall not prohibit any repurchase of Indebtedness or Equity Interests of the Borrower by the Borrower, or any repurchase of Equity Interests or Indebtedness of any Subsidiary by such Subsidiary, in each case to the extent such repurchase is otherwise permitted by this Agreement.

SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Subsidiary to, sell, transfer, license, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than directors’ qualifying shares and Equity Interests issued to the Borrower or another Subsidiary in compliance with Section 6.04(d)), except:

(a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Loan Party and a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (i), (k), (m), (q) or (r) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);

(e) sale and leaseback transactions permitted by Section 6.06;

(f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(g) licenses or sublicenses of intellectual property in the ordinary course of business, to the extent that they do not materially interfere with the business of the Borrower or any Subsidiary;

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(i) the sale, transfer, lease or disposition of the Trumbull Property;

(j) sales of Equity Interests of LSE acquired in an LSE Equity Acquisition provided that such Equity Interests are sold for their fair market value as determined in good faith by the Board of Directors of the Borrower (or a duly authorized committee thereof); and

(k) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (j) shall not exceed $25,000,000 during any fiscal year of the Borrower, provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value and (other than those permitted by clause (b) (unless the disposition is by a Loan Party to a Subsidiary that is not a Loan Party), (d) or (h)) for at least 75% cash consideration payable at the time of such sale, transfer or other disposition.

SECTION 6.06 Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (i) any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset and (ii) the sale and leaseback of the Trumbull Property, provided that, if any such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(a)(vi) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(e).

SECTION 6.07 Swap Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any Swap Agreement, except Swap Agreements (a) required by Section 5.14, (b) entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any Subsidiary), (c) entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary and (d) by the Additional Borrower in connection with its Equity Interests in LSE.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) The Borrower will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests, (iii) scheduled dividends payable with respect to the outstanding shares of Series C Preferred

Stock pursuant to the terms thereof in existence on the Effective Date, (iv) the Borrower may make Restricted Payments not exceeding $10,000,000 during any fiscal year pursuant to and in accordance with stock option plans, employment agreements or other benefit plans approved by the Borrower’s board of directors for management, directors, former directors, employees and former employees of the Borrower and the Subsidiaries, (v) if the Borrower or any Subsidiary subsequently becomes an operational national securities exchange under the Exchange Act, the Borrower may redeem the outstanding share of Series D Preferred Stock, (vi) on or after the delivery of the financial statements and the certificate of a Financial Officer pursuant to Section 5.01(a) and Section 5.01(c), respectively, for the Borrower’s fiscal year ended December 31, 2006, the Borrower may repurchase, redeem or retire its Equity Interests in an aggregate amount in any fiscal year not to exceed 50% of Excess Cash Flow for the immediately preceding fiscal year, provided that (x) at the time of any such payment, no Default shall have occurred and be continuing or would result therefrom, (y) any amounts required to be applied to prepay Term Loans pursuant to Section 2.11(d) shall have been so applied and (z) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer, together with all relevant financial information reasonably requested by the Administrative Agent, demonstrating the calculation of such Excess Cash Flow and (vii) the Borrower may make additional repurchases, redemptions and retirements of its Equity Interests in an aggregate amount not to exceed $25,000,000 during the term of this Agreement.

(b) The Borrower will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, or any other payment (including any payment under any Swap Agreement) that has a substantially similar effect to any of the foregoing, except:

(i) payment or prepayment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of the Convertible Notes and Additional Subordinated Debt prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v) payments under the Additional Borrower Intercompany Loan.

SECTION 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and the Subsidiary Loan Parties (or, in the case of intellectual property licenses, between or among the Borrower and the Subsidiaries) not involving any other Affiliate, (iii) loans or advances to employees permitted under Section 6.04(g), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(h), (v) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or the Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (vii) employment and severance arrangements entered into in the ordinary course of business between the Borrower or any Subsidiary and any employee thereof and approved by the Borrower’s board of directors, (viii) any Restricted Payment permitted by Section 6.08, (ix) transactions with the NASD of the type described on Schedule 6.09, (x) any issuance of common stock of the Borrower to any holder of Convertible Notes upon conversion of such holder’s Convertible Notes in accordance with the terms of the Convertible Notes Documents, (xi) any transfer or surrender for any value (including nil value) to LSE of any losses which arise for UK tax purposes in the Additional Borrower in accordance with the taxes act, in force in the UK from time to time and (xii) payments in respect of certain tax sharing arrangements under VAB Transaction Agreement as in effect on December 8, 2005 (as such agreement may be amended or modified from time to time in a manner not materially adverse to the interests of the Lenders).

SECTION 6.10 Restrictive Agreements. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or (B) any Loan Document or any Loan Document (as defined in the Credit Agreement), (ii) the foregoing shall not apply to restrictions and conditions existing on the date of the Original Tranche C Credit Agreement identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment, modification or replacement of, any such restriction or condition unless it is determined in good faith by senior management of the Borrower that any such extension, renewal, amendment, modification or replacement does not expand the scope of such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold or the proceeds thereof and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by (A) any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness or (B) any Subordinated Debt Documents, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but shall apply to any extension or renewal of, or any amendment, modification or replacement of, any such restriction or condition unless it is determined in good faith by senior management of the Borrower that any such extension, renewal, amendment, modification or replacement does not expand the scope of such restriction or condition), provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary, (vii) clause (a) of the foregoing shall not apply to any negative pledge provision of any joint venture agreements, stockholder or partnership agreements or other organizational documents relating to joint ventures or partnerships and (viii) the foregoing shall not apply to restrictions contained in the Additional Borrower Intercompany Loan to the extent that such restrictions are not materially more restrictive than the corresponding restrictions contained in the Loan Documents.

SECTION 6.11 Amendment of Material Documents. The Borrower will not, nor will it permit any Subsidiary to, amend, modify, waive, terminate or release (a) its Organizational Documents, (b) any certificate of designations or similar document governing the Preferred Stock or any preferred Equity Interests issued pursuant to Section 6.01(b)(ii), (c) any Acquisition Document, (d) any Subordinated Debt Documents, or (e) the Indebtedness permitted under Section 6.01(a)(iii), in each case unless senior management of the Borrower determines in good faith that the effect of such amendment, modification, waiver, termination or release is not materially adverse to the Borrower, any Subsidiary or the Lenders.

SECTION 6.12 Interest Expense Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on or about any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
Effective Date to September 30, 2006	2.00 to 1.00
October 1, 2006 to March 31, 2007	2.25 to 1.00
April 1, 2007 to March 31, 2008	2.50 to 1.00
April 1, 2008 to March 31, 2009	3.00 to 1.00
April 1, 2009 to September 30, 2009	3.50 to 1.00
Thereafter	4.00 to 1.00

SECTION 6.13 Covenant Leverage Ratio. The Borrower will not permit the Covenant Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Effective Date to June 30, 2006	5.75 to 1.00
July 1, 2006 to September 30, 2006	5.50 to 1.00
October 1, 2006 to December 31, 2006	5.00 to 1.00
January 1, 2007 to March 31, 2007	4.25 to 1.00
April 1, 2007 to June 30, 2007	4.00 to 1.00
July 1, 2007 to September 30, 2007	3.75 to 1.00
October 1, 2007 to December 31, 2007	3.50 to 1.00
January 1, 2008 to March 31, 2008	3.25 to 1.00
April 1, 2008 to December 31, 2008	3.00 to 1.00
January 1, 2009 to September 30, 2009	2.75 to 1.00
Thereafter	2.50 to 1.00

SECTION 6.14 Changes in Fiscal Periods. The Borrower will neither (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31, nor (b) change its method of determining fiscal quarters.

SECTION 6.15 Regulatory Capital. The Borrower will not permit any Broker Dealer Subsidiary’s capital to be at or below the highest level at which dividends by such Broker Dealer Subsidiary may be restricted, other activities undertaken by such Broker Dealer Subsidiary may be limited or other regulatory actions taken with respect to such Broker Dealer Subsidiary may be taken, in each case by applicable Governmental Authorities based upon such capital, for a period of more than three consecutive Business Days after the date that a Financial Officer becomes aware that such capital is below such level (or, in the case of interpretation of any applicable law by a Governmental Authority with retroactive effect, after the date the Borrower receives notice from such Governmental Authority).

ARTICLE VII

Events of Default

If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower or the Additional Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower or the Additional Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall, if qualified by materiality, prove to have been incorrect or, if not so qualified, prove to have been incorrect in any material respect, in each case when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of the Borrower or the Additional Borrower), 5.11 or 5.16 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from any Lender or the Administrative Agent to the Borrower;

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable or within any applicable grace period;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the reasonable opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $1,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;

(n) any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party that is a party thereto;

(o) the Guarantees of the Loan Document Obligations by the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents);

(p) (i) any Additional Subordinated Debt or any Guarantee thereof shall cease, for any reason, to be, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of any series of Additional Subordinated Debt not to be, validly subordinated to the Loan Document Obligations or the obligations of the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement, as the case may be, as provided in the Subordinated Debt Documents or (ii) the Loan Document

Obligations shall cease to constitute, or shall be asserted by any Loan Party or the holders of at least 25% in aggregate principal amount of any series of Additional Subordinated Debt not to constitute, “Senior Indebtedness” or “Designated Senior Indebtedness” (or the equivalent thereof) under the subordination provisions of any Subordinated Debt Document (notwithstanding anything contained in this clause (p) to the contrary, references in this clause (p) to “Loan Document Obligations”, “Additional Subordinated Debt” and “Subordinated Debt Documents” shall be deemed to exclude and not refer to the Convertible Notes and the Convertible Notes Documents);

(q) (i) the SEC shall have revoked or suspended the status of the Borrower, or any Subsidiary with total capital in excess of $1,000,000, as a national securities exchange under the Exchange Act (if such status has been granted) or as a broker or dealer under the Exchange Act, or (ii) the Securities Investor Protection Corporation shall have applied for a protective decree with respect to the Borrower or any Subsidiary with total capital in excess of $1,000,000; or

(r) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders hereby irrevocably appoints Banc of America Bridge LLC to act on its behalf as Administrative Agent and Bank of America to act on its behalf as Collateral Agent and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions. References in this Article VIII to “Agents” shall mean Administrative Agent and Collateral Agent, collectively.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not such Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the such Agent in good faith to be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Subsidiary that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

Any Agent may resign at any time upon notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after such retiring Agent gives notice of its resignation, then such retiring Agent may, on behalf of the Lenders, appoint a successor Agent that shall be a bank with an office in the United States or an Affiliate of any such bank, provided that if such Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) such retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After such Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as such Agent.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this any Loan Document or any related agreement or any document furnished thereunder.

In case of the pendency of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise, to (a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Section 2.12) allowed in such judicial proceeding, and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Notwithstanding anything herein to the contrary, the Sole Lead Arranger and Sole Book Manager listed on the cover page hereof shall not have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower or the Additional Borrower, to it at 9600 Blackwell Road, Rockville, Maryland 20850, Attention of General Counsel (Telecopy No. (301) 978-8472);

(b) if to the Administrative Agent, to the Administrative Agent’s Office; and

(c) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. Notices and other communications to the Lenders hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, the Additional Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, Additional Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan

Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Additional Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or the date of any scheduled payment of the principal amount of any Term Loan under Section 2.10, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans on the date hereof), (vi) release any material Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(e) without the written consent of such SPV or (ix) modify 2.11(c) to the extent that it relates to the Tranche C Loans receiving proceeds in respect of an LSE Disposition Prepayment Event without the written consent of Tranche C Lenders holding a majority of the outstanding Tranche C Loans and Tranche C Commitments; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders,

if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any Subsidiary, or any other Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent, as the case may be, under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, as the case may be, in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the outstanding Term Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the fullest extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than five Business Days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) subject to paragraph (f) below, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee, and (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) contemporaneous assignments of or to two or more Approved Funds of an Assignee Group shall be treated as a single assignment for purposes of this clause (A), (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth on Schedule 9.04 hereof; provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective, and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 2.17(e).

For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its activities and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans and interest thereon owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s or Additional Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower or Additional Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower or the Additional Borrower, as the case may be, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(f) Upon consummation of the Restructuring, the Borrower may assign or otherwise transfer its rights and obligations under Article II hereof to Exchange LLC, provided that, at the time of such assignment or transfer, (i) the Borrower guarantee the Obligations by executing the Collateral Agreement as a guarantor thereunder, (ii) each other Subsidiary Loan Party enters into a reaffirmation of its Guarantee of the Obligations and (iii) the Borrowers and the Subsidiary Loan Parties shall execute any and all further documents, and take all such further actions, that may be reasonably requested by the Administrative Agent in connection with such assignment or transfer and take all such other actions as reasonably requested by the Administrative Agent to ensure that neither the Administrative Agent, the Collateral Agent nor the Lenders are disadvantaged in any material respect by such Restructuring. Thereafter, (A) all references to “the Borrower” in Article II (other than (x) the first, third and fourth references to “the Borrower” in the first sentence of Section 2.11(c) and (y) the first reference to “the Borrower” in the first sentence of Section 2.11(d) and (B) all references to “the Borrower” in the definition of the terms “Borrowing Request”, “Excluded Taxes”, “Foreign Lender”, “Interest Election Request”, “Interest Period” and “Loans”, shall be deemed to be references to Exchange LLC. Upon consummation of such assignment or transfer, the Borrower shall no longer be entitled to exercise any of the rights vested in “the Borrower” pursuant to Article II.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

It is intended by the parties hereto that (a) all obligations of the parties under the Original Tranche C Credit Agreement shall continue to exist under and be evidenced by this Amended and Restated Tranche C Credit Agreement and the other Loan Documents; and (b) except as expressly stated herein or amended hereby, the Original Tranche C Credit Agreement and the other Loan Documents are ratified and confirmed as remaining unmodified and in full force and effect with respect to all Obligations; it being understood that it is the intent of the parties hereto that this Amended and Restated Tranche C Credit Agreement does not constitute a novation of rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Original Tranche C Credit Agreement or evidence payment of all or any of such obligations and liabilities and such rights, obligations and liabilities shall continue and remain outstanding, and that this Amended and Restated Tranche C Credit Agreement amends and restates in its entirety the Original Tranche C Credit Agreement.

SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and its Affiliates may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Borrower and Additional Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrowers or their respective properties in the courts of any jurisdiction.

(c) The Borrowers hereby irrevocably and unconditionally waive, to the fullest extent they may legally and effectively do so, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date of the Original Tranche C Credit Agreement, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

SECTION 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE NASDAQ STOCK MARKET, INC.

By:	/s/ David Warren
Name:	David Warren
Title:	Executive Vice President
and Chief Financial Officer

NIGHTINGALE ACQUISITION LIMITED

By:	/s/ David Warren
Name:	David Warren
Title:	Director

BANC OF AMERICA BRIDGE LLC,
as Administrative Agent,

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Senior Vice President

BANC OF AMERICA BRIDGE LLC,
as a Lender

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Senior Vice President